Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this amendment to the Registration Statement on Form F-1 of our report dated March 22, 2022, except for Note 2, as to which the date is May 18, 2022, and Notes 7 and 12, as to which the date is June 15, 2022, with respect to the consolidated financial statements of Starbox Group Holdings Ltd. and Subsidiaries as of September 30, 2021 and 2020, and for the years then ended. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

July 20, 2022